CAPITAL MAINTENANCE AGREEMENT This Capital Maintenance Agreement (this "Agreement") is made effective as of the later of (a) the 11th day of October or (b) when Athene Annuity & Life Assurance Company (“AADE”) merges into Athene Annuity and Life Company (the "Effective Date"), by and between Athene Annuity Re Ltd., a Bermuda life insurance company ("AARe"), for the benefit of Athene Annuity and Life Company, an Iowa life insurance company (“AAIA”). WHEREAS, AAIA was a wholly-owned subsidiary of AADE, and AADE provided a capital maintenance agreement to satisfy New Jersey variable licensing requirements (“Original Agreement”); WHEREAS, AADE merged into AAIA and AARe became AAIA’s direct parent and assumed AADE’s responsibilities under the Original Agreement; WHEREAS, AARe has agreed, subject to the terms of this Agreement, to maintain AAIA's capital and surplus as required by the insurance laws of the State of New Jersey as of the Effective Date; and WHEREAS, AARe and AAIA desire to enter into this Agreement to provide support to AAIA in the issuance of new products in the State of New Jersey. NOW THEREFORE, in consideration of the agreements and covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows: 1. Capital and Surplus. AARe agrees that it shall cause, at all times during the term of this Agreement, AAIA to have and maintain minimum capital and surplus in an amount sufficient to satisfy the insurance laws of the State of New Jersey as of the Effective Date. AARe agrees that its undertaking provided herein shall be an absolute, unconditional and continuing obligation during the term of this Agreement. AARe and AAIA shall notify the Iowa Insurance Division anytime AARe is required to make a capital contribution to AAIA in accordance with the terms and conditions of this Section 1. 2. No Guarantee of Indebtedness. This Agreement is not, and shall not be construed as or deemed to constitute, evidence of indebtedness or a direct or indirect guaranty by AARe to any person of the payment of any indebtedness, or of any liability or obligation of any kind or character whatsoever, of AAIA. 3. Term. This Agreement shall take effect as of the date AADE merges into AAIA and remain in effect for a period of ten (10) years from the Original Agreement’s effective date of August 10, 2019. 4. Notices. All notices, requests, consents, approvals, and statements given in connection with this Agreement shall be in writing and, if properly addressed to the recipient, shall be deemed received (a) when delivered personally to the recipient; (b) when sent by electronic mail or electronic facsimile transmission if sent during business hours on a business day in the place of receipt and otherwise at the opening of business on the next business day in the place of receipt; or (c) two (2) business days after they are put in possession of the courier if sent by reputable express courier service. Notices shall be deemed to be properly addressed to a party if addressed to its address, facsimile number, or electronic mail address, as applicable, set forth below. If to AARe: Athene Annuity Re Ltd. Second Floor, Washington House, 16 Church Street, Hamilton HM 11, Bermuda. Attention: Chief Executive Officer; General Counsel E-mail: legalbda@athene.bm If to AAIA: Athene Annuity and Life Company 7700 Mills Civic Parkway West Des Moines, IA 50266-3862 Attention: Legal E-mail: legal@athene.com Any party hereto may change its address, facsimile number, or electronic mail address, as applicable, for the purpose of this Section 4 by informing the other party of the new address, facsimile number, or electronic mail address. 5. Waivers and Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by AARe therefrom shall be effective unless the same shall be in writing and signed by AAIA; provided, that no amendment or waiver of Sections 1, 3, 5, 6, 7 or 8, nor any amendment or waiver that would affect such sections, shall be effective unless previously agreed to by (a) the New Jersey Department of Banking and Insurance and (b) the Iowa Insurance Division. No failure on the part of AAIA to exercise, and no delay by AAIA in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by AAIA of any right hereunder preclude any other or further exercise thereof or the exercise by AAIA of any other right. 6. No Third Party Beneficiaries. Nothing in this Agreement shall in any manner create any obligations or establish any rights against any of the parties to this Agreement in favor of any third parties or any person not expressly party to this Agreement. 7. Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party hereto and the Iowa Insurance Division, and New Jersey Department of Banking and Insurance. This Agreement shall be binding upon AARe and its successors and permitted assigns, and shall inure to the benefit of and be enforceable by AAIA and its successors and permitted assigns.

8. Governing Law. In all respects, including, without limitation, matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa applicable to contracts and obligations made in such state and any applicable laws of the United States of America. 9. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument. 10. Interpretation. The headings of the sections and other subdivisions of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. 11. Enforceability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the Effective Date. ATHENE ANNUITY RE LTD. By:______________________ Name: Fergus Daly Title: Chief Financial Officer ATHENE ANNUITY AND LIFE COMPANY By:______________________ Name: Title: [Signature Page to Capital Maintenance Agreement] Aaron Prieksat Senior Vice President, Controller